INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

457 CONTRACTS—
VARIABLE ACCUMULATION ANNUITY CONTRACTS
FOR SECTION 457 PLANS
Issued By
MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 Park Avenue, New York, New York 10022-6839
Through its
MUTUAL OF AMERICA SEPARATE ACCOUNT NO. 2
We offer group variable accumulation annuity contracts to fund certain deferred compensation plans that meet the requirements of Section 457(b) of the Code. The Contracts are only available to employers who sponsor a Plan and not to individuals. The Contract is issued to the Employer sponsoring the Plan, to the Employer’s agent for purposes of administering its Plan or to the trustee of the Plan, and the entity to which the Contract is issued is referred to in this Prospectus as “Contractholder”.
You, as a Participant, or as an employee participating in an employer’s Plan can make Deferred Compensation Amounts, which are:
●
amounts the Contractholder (or your employer) contributes on your behalf from salary that you have elected to defer, within the limits of Section 457 and the Plan, and
●
if a Plan permits, amounts your employer contributes on your behalf that are in addition to the salary you have deferred.
A Contract can help you accumulate funds for retirement and other long-term financial needs. You may apply your Account Value for retirement benefits at a future date, in the manner your Plan permits.
You may allocate your Account Value to any of the subaccounts of Mutual of America Separate Account No. 2 or to our General Account. You may transfer all or any part of your Account Value among the available Investment Alternatives at any time, without charge. The Subaccounts of the Separate Account currently invest in these funds or portfolios of mutual funds, which are set forth and described in Appendix A to this Summary Prospectus.
This Prospectus for new investors summarizes key features of the Contracts.
The Contract is a complex investment and involves risks, including potential loss of principal.
The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in taxes and tax penalties, as applicable.
Mutual of America Life Insurance Company's obligations under the Contract are subject to its financial strength and claims-paying ability.
Before you invest, you should review the Prospectus, which contains more information about the Contract, including its features, benefits, and risks. You can find the Prospectus and other information about the Contract online at https://dfinview.com/mutualofamerica/tadf/457/AP. You can also obtain this information at no cost by calling 800.574.9267 or by sending an e-mail request to mutualofamerica@dfinsolutions.com.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The SEC has not approved or disapproved these securities or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.
Dated: May 1, 2026

Definitions We Use in this Summary Prospectus
Account Value—The value of a Participant’s Accumulation Units in the Subaccounts plus the value of amounts held in the General Account for the Participant, during the Accumulation Period. As used in this Summary Prospectus, the term “Account Value” may mean all or any part of your total Account Value.
Accumulation Period—For a Participant, the period under a Contract when Deferred Compensation Amounts are made on behalf of a Participant. The Accumulation Period ends at the Annuity Commencement Date, or the date the Participant withdraws the Account Value in full before the Annuity Commencement Date.
Accumulation Unit—A measure we use to calculate the value of a Participant ’s interest in each of the Subaccount s. Each Subaccount has its own Accumulation Unit value.
Annuitant—A person who is receiving Annuity Payments or who will receive Annuity Payments after the Annuity Commencement Date, if the Plan permits Annuity Payments. A Participant must be the Annuitant under a Contract, and the Annuitant cannot be changed, and a Beneficiary(ies) who has elected to receive a death benefit in the form of an annuity may be the Annuitant or name another person as the Annuitant . You or a Beneficiary(ies) also may name a joint Annuitant. We use the life expectancy of the Annuitant (s) as a factor in determining the amount of monthly Annuity Payments for annuities with a life contingency.
Annuity Commencement Date—The date Annuity Payments become payable under a Contract or become payable as the death benefit for a Beneficiary(ies). You (or the Beneficiary(ies) entitled to a death benefit) select the Annuity Commencement Date, or the Annuity Commencement Date may be imposed under federal tax law provisions in certain circumstances. On the Annuity Commencement Date, your Account Value is applied to provide Annuity Payments. Annuity Commencement Date is sometimes referred to as “Benefit Commencement Date” in a Contract.
Annuity Payments—A series of equal monthly payments from us to an Annuitant. The amount of the Annuity Payment will depend on your Account Value on the Annuity Commencement Date and the form of annuity selected. The Annuity Payments may be for the Annuitant’s life, for a minimum period of time, for the joint lifetime of the Annuitant and the joint Annuitant, or for such other specified period as we may permit.
Beneficiary(ies)—The person(s) named by a Participant to receive (1) during the Accumulation Period, the death benefit under the Contract if the Participant dies, or (2) after the Annuity Commencement Date, any remaining Annuity Payments (or their Commuted Value) if the Annuitant dies and the joint Annuitant, if any, dies.
Code—The Internal Revenue Code of 1986, as amended. Depending on the context, the term Code includes the regulations adopted by the Internal Revenue Service for the Code section being discussed.
Collateralized Loan—A loan made by us, which requires you to hold 120% of the loan amount in the General Account as collateral.
Commuted Value—The present value of annuity payments due under an income option or method of payment not based on life contingencies.
Complete Order—An order is considered to be complete when all of the requirements for the completion of a transaction have been met. This includes receipt by the Company of all information, remittances and notices necessary to process the given transaction. The Company will inform you of the documents required for your transaction.
Contract(s)—One (or more) of the group variable accumulation annuity contracts described in this Summary Prospectus.
Contractholder—For purposes of this Prospectus, the Contractholder will be a Governmental Unit to which we have issued a Contract, its agent or its trustee of a trust established under a Plan.
Deferred Compensation Amounts (or Amounts)—Amounts deferred from a Participant’s compensation under a Plan and sent to us on the Participant’s behalf and amounts the Contractholder or employer sends on behalf of the Participant in addition to the Participant’s deferrals of salary.

Designated Roth Account—An account maintained for Designated Roth Account and earnings (or losses) attributable to Designated Roth Account. This term, depending on the context in which it is used, includes Designated Roth Contributions s.
Designated Roth Contributions— Deferred Compensation Amounts irrevocably designated as Designated Roth Account described in Section 402A of the Code.
Designated Roth Rollover Account—An account maintained for rollover Designated Roth Account and earnings (or losses) attributable to rollover Designated Roth Account.
eDocuments—A feature that offers Participants a way to electronically receive communications and reports, such as quarterly statements, prospectuses (including summary prospectuses), and underlying fund and separate account annual and semi-annual reports. When such documents are available, an email notice is sent to the eDocuments subscriber informing him or her of such availability on the secure “My Account” website maintained by the Company. Participants enroll by consenting to receive through eDocuments all of the documents that we deliver electronically, and are provided instructions on revocation of the consent, including the ability to revoke it immediately by calling a specified toll-free number. Revocation of consent applies to all documents provided through the eDocuments program. You can sign up for eDocuments by completing the Consent Agreement located on our website and indicating your consent to receive documents through the Mutual of America website.
Employer—A Governmental Unit or other organization exempt from federal income taxation under the Code (except a church, as defined in the Code) that established a Plan. This term is not always capitalized.
General Account (or Interest Accumulation Account)—Assets we own that are not in a separate account, but rather are held as part of our general assets. We sometimes refer to the General Account as the Interest Accumulation Account because amounts you allocate to the General Account earn interest at a fixed rate that we change from time to time.
Governmental Unit—A state, a political subdivision of a state, an agency or instrumentality of a state, or an agency or instrumentality of a political subdivision of a state.
Investment Alternatives—The General Account and the Subaccounts. You may allocate your Deferred Compensation Amounts and transfer your Account Value among the Investment Alternatives, subject to any limitations under your Plan.
Participant—An employee or former employee who has entered into a salary reduction agreement with a Contractholder and for whom we have received Deferred Compensation Amounts under a Plan. The agreement must specify the amount of earnings to be considered a Deferred Compensation Amount under the Plan.
Plan—An eligible deferred compensation plan meeting the requirements of Section 457(b) of the Code.
Reduced Fee—The reduced Separate Account Annual Expenses, comprised of the in administrative charge, distribution expense charge and expense risk charge that apply to participants in plans that are eligible for such reduced Separate Account Annual Expenses as set forth in the Fee Table section of this Summary Prospectus.
Rollover Contributions Account—An account maintained for rollover Contributions other than Designated Roth Account (or rollover Designated Roth Account) and earnings (or losses) attributable to such Contributions.
Separate Account— Mutual of America Separate Account No. 2, a separate account established by us to receive and invest amounts contributed under variable accumulation annuity contracts and other variable contracts. The assets of the Separate Account are set aside and kept separate from our other assets.
Subaccount—A division of the Separate Account which invests its assets exclusively in a corresponding Underlying Fund of the same name.
Uncollateralized Loan—A loan made from your vested Account Value.
Underlying Funds—The funds or portfolios in which the Subaccounts are invested.

We, us, our, Company or Mutual of America—Refers to Mutual of America Life Insurance Company.
You, or your—Refers to a Participant.

Overview of the Contracts
Purpose

We offer group annuity accumulation Contracts for use with certain eligible deferred compensation plans that employers have established pursuant to Section 457 of the Code. The Contracts are designed to provide long-term accumulation of assets through investments in a variety of Investment Alternatives during the Accumulation Period. The Plan can supplement your retirement income by providing a stream of income payments during the payout period. It also offers death benefits to protect your designated Beneficiaries. The Plan may be appropriate if you have a long investment time horizon. It is not intended for those who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Underlying Funds.
Phases of Contract

The Contracts have two phases: an accumulation (savings) period and an annuity (income) period.
Accumulation (Savings) Period
During the Accumulation Period, you may allocate your Account Value among the Investment Alternatives, subject to any restrictions contained in your Contract. At any time, you may change your allocation instructions for future Deferred Compensation Amounts and transfer all or part of your Account Value among the available Investment Alternatives. You may allocate your Account Value to our General Account, unless your Plan restricts allocations. We pay interest on the portion of your Account Value allocated to our General Account at a rate of interest determined from time to time by us. We have the full investment risk for amounts you allocate to the General Account. You may also allocate your Account Value to any of the Subaccounts of Mutual of America Separate Account No. 2. The name of each Subaccount corresponds to the name of its Underlying Fund. When you allocate Contributions or transfer Account Value to a Subaccount, the Subaccount purchases shares in its Underlying Fund. A Subaccount is called a “variable option,” because you bear the investment risk that your Account Value in the Subaccount will increase or decrease based on the investment performance of the Underlying Fund. The Subaccounts currently invest in forty-eight Underlying Funds, which have different investment objectives, investment policies and risks. Please refer to Appendix A to this Prospectus, entitled “Underlying Funds Available As Investment Options Under the Contracts” and to the prospectuses of the Underlying Funds for more information about the Underlying Funds’ investment objectives.
Deferred Compensation Amounts during the Accumulation Period.  You may defer compensation in whatever amounts and at whatever frequency you desire, subject to limitations under the Code and your Plan. If permitted by your Employer’s Plan, you may also make Designated Roth Contributions. If your Plan permits, your employer also may send us Deferred Compensation Amounts for you that are in addition to the salary you have deferred. A Plan, the Code or state or local law may require a Contractholder to send the Amounts within a certain time period.
Minimum Required. You are not required to make any minimum amount of deferred compensation amounts.
Limits on Deferred Compensation Amounts. The Code restricts the amounts of compensation that you may defer under a Plan during any tax year.
Annuity (Income) Period
You can elect to annuitize and turn your Account Value into a stream of income payments from Mutual of America, at which time the Accumulation Period of the Contract ends. These payments may continue for a fixed period of years, for your entire life, or for the longer of a fixed period or your life. If you annuitize, you will receive a stream of Annuity Payments. You will be unable to make withdrawals, unless provided for by the form of annuity you select, and death benefits will terminate.

Contract Features

We issue a Contract to a Contractholder, which owns the Contract. In the past we issued contracts to eligible employers as defined under Section 457, including tax exempt organizations and trustees of plans adopted by those organizations. Currently, we only issue contracts to Contractholders that are states, political subdivisions of a state, and any agency or instrumentality of a state or political subdivision of a state (“Governmental Units”), and trustees of Plans adopted by Governmental Units.
Death Benefits during the Accumulation Period. If you die before the Annuity Commencement Date, we will pay a death benefit to your Beneficiary.
The death benefit amount will be your Account Value (less any outstanding loans and interest) as of the date we receive proof of death and the election by the Beneficiary(ies) instructing us how we should pay the death benefit along with all other information and documentation necessary for us to process the request. The Beneficiary will select the form of death benefit, which may be a lump sum, a form of annuity or fixed payments
Transfers and Withdrawals of Account Value. During the Accumulation Period, you may transfer all or a portion of your Account Value among Subaccounts, and between the Separate Account and the General Account, unless your Plan limits transfers. If you have a loan under a Plan secured by all or part of your Account Value , we restrict your transfer or withdrawal from the General Account of the loan collateral security amount. In certain 401(k) Plans, loans may be made under a trust.
During the Accumulation Period, you may withdraw all or a portion of your Account Value under the circumstances set forth in the Code and the Plan. You generally may not withdraw your Account Value until you have reached the age of 70½ or terminated employment with your employer under the Plan, unless, your Plan permits you to withdraw from your Account Value in the event you have an unforeseeable emergency.
Your Plan sets forth the forms in which you may make withdrawals or obtain retirement benefits. Depending on your Plan, you may take your Account Value in a single sum payment, in installment payments or otherwise over a period of time. Some Plans allow you to apply your Account Value for Annuity Payments from us, with the amount of the monthly payments fixed at the same amount every month and based on the form of annuity you select and your Account Value at the Annuity Commencement Date.
We do not charge a fee for withdrawals or partial withdrawals. If you are subject to the minimum distribution rules under the Code, you should ensure that your withdrawals for the year equal or exceed the minimum required annual distribution. You may have taxable income upon any withdrawal of your Account Value. You will be taxed at ordinary income tax rates on the portion of the withdrawal that is taxable, and all of the withdrawal will be taxable in most circumstances. Qualified distributions from a Designated Roth Account are not taxable.
Loans. If your Employer’s Plan allows participant loans, you may borrow using your Account Value. The charges that we assess in connection with loans are detailed in the Charges section of this Prospectus.

Important Information You Should Consider About the Contract

	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Are There Charges for Early Withdrawals?	No.			Charges
Are There Transaction Charges?	No, there are no charges for transactions under the Contract, other than certain fees associated with Contract loans.			Charges
Are There Ongoing Fees and Expenses? (annual charges)
Yes, the table below describes the fees and expenses that you may pay each year, depending on the Investment Alternatives
and optional benefits you choose. Loan interest is not reflected in the table. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
Charges
	ANNUAL FEE	MIN.	MAX.
	1. Base Contract (varies by Contract class)	0.27%[1]	1.48%[1]
	2. Underlying Fund fees and expenses	0.14%[2]	8.91%[2]
	3. Optional benefits available for an additional charge	NA	NA
1 As a percentage of the Separate Account value. There are
several classes of the Contract , each of which has a different
Separate Account charge, based upon the total contract assets in the Separate Account and the General Account. See the
“Charges” section of the Prospectus for a description of the different classes of the Contract and related charges.
2 As a percentage of the net asset value of the Underlying Fund assets. Net of fee waivers, the max is 1.24%.

	FEES AND EXPENSES		LOCATION IN PROSPECTUS

Because you may choose from among the Investment
Alternatives offered, the choices you make affect how much you will pay. To help you understand the cost of owning your
Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges.

	LOWEST ANNUAL COST ESTIMATE: $421	HIGHEST ANNUAL COST ESTIMATE: $10,644*
Assumes:
●Investment of $100,000
●5% annual appreciation
●Least expensive combination
of Contract classes (i.e., Tier
1 Reduced Pricing) and
Underlying Fund fees and
expenses
●No optional benefits
●No outstanding loans
●No sales charges
●No additional Contributions,
transfers, or withdrawals

Assumes:
●Investment of $100,000
●5% annual appreciation
●Most expensive
combination of Contract
classes (i.e., Standard
Pricing), and Underlying
Fund fees and expenses
●No optional benefits
●No outstanding loans
●No sales charges
●No additional Contributions,
transfers, or withdrawals

* Net of fee waivers, the highest annual cost estimate is $2,785.
RISKS
Is There a Risk of Loss from Poor Performance?	Yes, you can lose money by investing in this Contract, including loss of principal.		Principal Risks of Investing in the Contract
Is this a Short-Term Investment?
No, this Contract is not a short-term investment and is not
appropriate for an investor who needs ready access to cash.
In particular:
●Tax deferral is more beneficial to Participants with a long-term investment time horizon.
●Withdrawals are subject to ordinary income tax and may be
subject to tax penalties.
●The Contract is not intended for those who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Underlying Funds.
General Description of Contracts
What Are the Risks Assocated with the Investment Options?
An investment in the Contract is subject to the risk of poor investment performance, and can vary, depending on the
performance of the Underlying Funds. Each investment option
available under the Contract, including the General Account, will have its own unique risks. You should review these Investment
Alternatives before making an investment decision.
Appendix A: Underlying Funds Available Under the Contracts General Description of Separate Account No. 2, Mutual of America, and Underlying Funds Our General Account

RISKS
What Are the Risks Related to the Insurance Company?
An investment in the Contract is subject to the risks related to
Mutual of America, including that any obligations (including under the General Account), guarantees, and benefits of the
Contract are subject to the claims paying ability of Mutual of
America. More information about Mutual of America, including its financial strength ratings, is available upon request from Mutual of America by calling our toll-free number, 800.468.3785 or by visiting our website at mutualofamerica.com.
General Description of Separate Account No. 2, Mutual of America, and Underlying Funds Our General Account
RESTRICTIONS
Are There Limits on the Investment Options?
Yes, your ability to allocate Contributions among the Investment
Alternatives is subject to any restrictions contained in your
Employer’s Plan. If your Employer’s Plan permits transfers to other contracts, you may transfer your Account Value but only to a provider specifically identified in the Plan. Transfers while you are actively employed to any provider not specified in the Plan are prohibited.
We may remove an Underlying Fund or limit its availability to new
Contributions and/or transfers of Account Value if we determine that an Underlying Fund no longer satisfies one or more of our selection criteria.
General Description of Separate Account No. 2, Mutual of America, and Underlying Funds
Are There any Restrictions on Contract Benefits?
Yes, to the extent your Employer’s Plan allows participant loans, you have the right to borrow using your Account Value as
collateral security for the loan or, if your Employer’s Plan provides for loans to be made using a trust, you will withdraw the loan amount from your Account Value. Your Employer’s Plan may or may not permit loans to be taken from or secured by amounts held in a Designated Roth Account. The maximum amount that
can be taken as a loan is limited under the Code, based on your account balance. Generally, a Participant can borrow no more than the lesser of (a) the greater of $10,000 or 50% of the
Participant’s vested account balance; or (b) $50,000. The
maximum amount that a Participant can borrow is also limited if the Participant has another outstanding loan. Certain exceptions may permit a Participant to take a larger loan under
circumstances specified by law from time to time.
We will not permit you to make withdrawals or transfers of the collateral amount while the loan is outstanding. Amounts
borrowed in a loan do not participate in the Subaccount
investment experience. Loans, therefore, can affect the Account
Value and death benefit whether or not the loan is repaid. Death benefit proceeds payable will be reduced by the amount of any outstanding Contract loan plus accrued interest.
Loans
TAXES
What Are the Contract's Tax Implications?
You should consult with a tax professional to determine the tax implications of an investment in and Contributions made under the Contract.
Because the Contract is purchased through a tax-qualified plan, there are no additional tax benefits to the Contract.
Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.
Taxes

CONFLICTS OF INTEREST
How Are Investment Professionals Compensated?
Mutual of America offers the Contracts for sale through certain of our employees who are registered representatives of Mutual of America Securities LLC, the principal underwriter of the
Contracts. The only compensation we pay to registered
representatives for sales of the Contracts is in the form of salary, plus annual incentive compensation based on achievement of
certain individual and/or Company sales objectives. There are no commissions or fees payable for sales of the Contracts.
With regard to non-cash compensation, representatives and
certain staff from the top performing regional offices, as well as other high performing representatives, are eligible to attend a trip to a Company-hosted sales conference or other Company-
hosted event.
The existence of such forms of compensation could influence a registered representative to recommend this Contract over
another investment.
Purchases and Contract Value
Should I Exchange My Contract?
Registered representatives may have a financial incentive to offer a participant a new contract in place of the one the participant already owns. A participant should only exchange their Contract if the participant determines, after comparing the features, fees, and risks of both contracts, that it is preferable for the participant to purchase the new contract rather than continue to own the existing contract.
Purchases and Contract Value

Benefits Available Under the Contract
The following table summarizes information about the benefits available under the Contract.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/ Limitations
Death benefit during Accumulation Period equal to Account Value	To provide a death benefit to one or more Beneficiaries, upon the death of the Participant during the accumulation period	Standard	No specific fee for the death benefit – included as part of overall Contract charges	Death benefit amount is reduced by the amount of any outstanding loans and interest
Loans
To borrow using
your Account Value
as collateral
security for the loan
or, if your
Employer’s Plan
provides for loans to
be made using a
trust, you will
withdraw the loan
amount from your
Account Value
Optional
For collateralized
loans, the maximum
loan interest rate is
3% higher than the
interest rate
credited to amounts
held in the General
Account. For
uncollateralized
loans, the maximum
loan interest is the
Prime Rate +1%.
The origination fee
for loans repaid by
payroll deduction is
$75, with an annual
fee of $15 per year.
There is a $350
origination fee for
loans repaid
through home
billing.

If you have a loan
under a Plan
secured by all or
part of your
Account Value, we
restrict your transfer
or withdrawal from
the General
Account of the loan
collateral security
amount. In certain
401(k) Plans, loans
may be made under
a trust, which may
not be secured by
any amounts held
under a contract.

Purchases and Contract(s) Value
Purchase of a Contract(s) ; Participation

We issue Contract(s) as a funding vehicle for benefits under a Plan . Currently, only a Governmental Unit or the trustees of a trust for a Plan established by a Governmental Unit may purchase a Contract(s).
Your eligibility for participation under your employer Plan is determined in accordance with the terms of the Plan. We or the Plan may require you to execute agreements and applications on prescribed forms. You usually must enter into a salary reduction agreement with the Contractholder for your Deferred Compensation Amounts, and an employee’s participation is usually voluntary.
Acceptance of Initial Deferred Compensation Amounts. When we receive your first Deferred Compensation Amount and accompanying documentation in Complete Order (see “Definitions We Use in this Prospectus” for a description of Complete Order ), we will apply the Deferred Compensation Amount to your specified Investment Alternatives within two business days after we receive the Amount. In the event that we receive incomplete information, we will contact your employer to obtain the information necessary for it to be in Complete Order and we will hold the Deferred Compensation Amount in a non-interest bearing bank account until we have received the necessary information. If your application is incomplete and we do not receive the necessary information and signed application in Complete Order within a reasonable period of time not to exceed 45 calendar days of our receipt of the initial Deferred Compensation, we will return the Deferred Compensation Amount unless the Contractholder consents to our holding it until additional documentation is provided. We will apply the Deferred Compensation Amount within two business days after we receive the documentation in Complete Order. We enter into agreements with Plan employer that utilize our electronic processing system for the forwarding to us of applications and information about Deferred Compensation Amounts.

Our Payment of Account Value to You or a Beneficiary
Withdrawals of Account Value
Unless your Plan has different provisions, you may withdraw all or any portion of your Account Value when
●
your employment with the Contractholder (or sponsoring employer) ends and you are no longer participating under the Plan
●
you reach age 70½, or
●
you suffer an unforeseen emergency, as defined in the Code or its regulations.
We may take up to seven days following receipt of your withdrawal request to process the request and mail a check to you or electronically transfer funds to your Bank account where available.
Your Right to Make Withdrawals
Under federal tax law, the general rule is that you may not withdraw all or any portion of your Account Value before the earlier of
●
the calendar year in which you reach age 70½, or
●
the date you retire or otherwise end employment with your employer under the Plan.
If your Plan permits, you may withdraw from your Account Value in the event you have an unforeseeable emergency.
●
An unforeseeable emergency is a severe financial hardship arising from an illness or an accident to you, your spouse (as defined in federal law) or to a dependent (as defined in federal law), or the loss of your property due to casualty, certain funeral expenses or other similar extraordinary and unforeseeable circumstances arising from events beyond your control.
●
A severe financial hardship does not exist if your loss can be relieved through reimbursement by insurance, by liquidation of your other assets that does not cause severe financial hardship, or by the cessation of your Deferred Compensation Amounts.
●
The employer sponsoring the Plan will determine whether you face an unforeseeable emergency as defined in the Plan.
●
If you have an unforeseeable emergency, you may withdraw from your Account Value up to the amount you need to meet the unforeseeable emergency (limited to the amount of your Account Value).
Your Plan also may provide for distribution of your Account Value to you:
●
if your monthly annuity payment would be less than the minimum amounts set forth in your Plan, or
●
without your consent, if certain specified conditions are met, although your Plan may provide that you can elect to defer receipt of your Account Value in certain circumstances.
A Plan may, but is not required, to provide that:

●
You may choose to receive the Account Value, when you have a right to receive it, in a single sum or in installment payments instead of by receiving Annuity Payments.
●
You may elect to defer to a future date when withdrawals of your Account Value are to begin, which must begin by your required beginning date, which beginning in 2023 is the later of April 1 of the year following the year you reached age 73, or the year you terminate employment. Your plan, if it contains this provision, will specify the time and manner for you to make this election and choose a form of payment and may impose certain conditions, such as irrevocability of the election (see “When You Must Take Minimum Distributions”).
●
You may make one election to extend the date at which you will begin receiving payments of your Account Value.
Partial Withdrawals. If you are permitted to make withdrawals under your Plan , you usually may specify a fixed amount of your Account Value to be withdrawn each month, or a fixed period during which we must pay out all of your Account Value, and special rules may apply for the amount and timing of subsequent withdrawals. The amount withdrawn from each Investment Alternative that comprises your Account Value will be withdrawn proportionally from all Investment Alternatives in your account at the time of the withdrawal request, unless you instruct us otherwise. If your plan permits, you may elect to make partial withdrawals under our Specified Payments Option of at least $100. Unless you direct us otherwise, such amount will be taken proportionally across your Investment Alternatives.
If you are subject to the minimum distribution rules under the Code, you should ensure that your withdrawals for the year equal or exceed the minimum required annual distribution. See “When You Must Take Minimum Distributions” below.
Income Tax Consequences of Withdrawals. We do not charge a fee for withdrawals or partial withdrawals. You should consider the possible federal, state and local income tax consequences of any withdrawal. You usually will have income upon any withdrawal of your Account Value, taxable at ordinary income tax rates on the amount withdrawn. Qualified distributions from a Designated Roth Account are not taxable. In addition, we may be required to withhold federal income taxes or other federal or state taxes from the amount you withdraw.
You generally must begin taking distributions of Account Value by but not later than your required beginning date, which beginning in 2023 is the later of April 1 of the year following the year you reached age 73, or the year you terminate employment with the employer sponsoring the Plan. A Plan, however, may require you if you are still employed to begin receiving minimum distributions at your required beginning date. If you reached age 70½ during a year prior to 2020, you were required to begin taking distributions of Account Value by April 1 of the year following the year you reached age 70½. However, the Coronavirus Aid, Relief, and Economic Security (CARES) Act waived all minimum required distributions for 2020. If you are subject to minimum distribution requirements, you may be required to make certain withdrawals from your Account Value, or you may choose to begin receiving Annuity Payments (if your Plan permits) to meet the requirements.

Fee Table
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from an Investment Alternative or from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year.

I.The first table describes the fees and expenses that you will pay when you become a Participant , when you surrender or make withdrawals from an Investment Alternative or from your Contract or participation interest or when you transfer your Account Value among Investment Alternatives. State premium taxes may also be deducted but we do not currently deduct them.

Participant Transaction Expenses	Maximum	Current
Sales Load Imposed on Contributions (as a percentage of Contributions)	None	None
Deferred Sales Load (or Surrender Charge) (as a percentage of Contributions or amount surrendered, as applicable)	None	None
Transfer Fee	None	None
Loan Fees				Uncollateralized Loans
			Collateralized Loans	Payroll Deduction	Home Billing
		Non-refundable Origination Fee	None	$75	$350
		Non-refundable Annual Loan Fee	None	$15	N/A

II.The next table describes the fees and expenses that you will pay each year during the time that you are a Participant (not including Underlying Fund fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

ANNUAL CONTRACT EXPENSES
	Maximum	Standard	Tier 1 Reduced Fees (2)	Tier 2 Reduced Fees (2)	Tier 3 Reduced Fees (2)	Tier 4 Reduced Fees (2)	Tier 5 Reduced Fees (2)	Inactive Plans (3)
Administrative Expenses (Annual Contract Fee)	$24	$24(1)	$24(1)	$24(1)	$24(1)	$24(1)	$24(1)	$24(1)
Base Contract Expenses (as a percentage of average Account Value)(5)	2.00%	1.45%(4)	.25%(4)	.35%(4)	.45%(4)	.60%(4)	.95%(4)	1.95%(4)
Loan Interest Rate
Collateralized Loans: Net Loan Interest Rate of 3%, which represents the difference between the interest rate charged on a loan and the maximum credited rate for collateral held in the General Account
Uncollateralized Loans: Prime Rate +1%

(1)
Annual Contract Fee. The Annual Contract Fee of $24.00 is charged at a rate of $2 per month, subject to waiver as discussed in “Monthly Participant Charges” under “Charges”.
(2)
Reduced Fees.  Plans may become eligible for the Tier 1 Reduced Fee, Tier 2 Reduced Fee, Tier 3 Reduced Fee, Tier 4 Reduced Fee or Tier 5 Reduced Fee if they have minimum amounts of assets in the Separate Account and the General Account combined ($50 million for the Tier 1 Reduced Fee, $25 million for the Tier 2 Reduced Fee, $5 million for the Tier 3 Reduced Fee, $2 million for the Tier 4 Reduced Fee and $1 million for the Tier 5 Reduced Fee) and satisfy the other criteria specified in the Charges section of this Prospectus. Plans that do not qualify for Reduced Fees because they have assets in the Separate Account and the General Account combined of less than $1 million, will be charged the Standard Separate Account annual charge.
(3)
Inactive Plans. An Inactive Plan will no longer be eligible for the standard Separate Account annual charge or Reduced Fees as of the last day of the quarter in which it became an Inactive Plan. For more information see “Charges”.
(4)
Reductions in Separate Account Annual Expenses. Separate Account Annual Expenses are reduced for Plans that are part of certain national accounts. For more information see “Charges”.
(5)
Expense Risk Fee, Administrative Charges and Distribution Expense Charge may not exceed 2.00% of average Account Value in the aggregate.

III.The next item shows the minimum and maximum total operating expenses charged by the Underlying Funds that you may pay periodically during the time that you are a Participant. Expenses shown may change over time and may be higher or lower in the future. A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found in the Appendix to this Prospectus entitled “Underlying Funds As Investment Options Available Under the Contract”.

	Minimum	Maximum
Annual Underlying Fund Expenses (expenses deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses, as a percentage of Underlying Fund average net assets)	0.14%	8.91%
Net Annual Underlying Fund Expenses (expenses deducted from the Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses as a percentage of Underlying Fund average net assets) (after expense reimbursement)*	0.14%	1.24%

*
Certain of the Underlying Funds, including the fund with the maximum total annual fund operating expenses (before expense reimbursement), are subject to an expense reimbursement arrangement between such underlying funds and the investment adviser, which is expected to continue until at least April 30, 2027.
Example

This Example below is intended to help you compare the cost of investing in the Subaccounts with the cost of investing in other variable annuity contracts. These costs include transaction expenses, Annual Contract Fees, Base Contract Expenses, and Underlying Fund fees and expenses and exclude Loan fees.
The Example assumes that you invest $100,000 under a Contract for the time periods indicated and that all Account Value is allocated to the Subaccounts.
We do not impose a surrender charge when you make a withdrawal of Account Value. As a result, the expenses would be the same whether or not you surrender the Account Value, or apply the Account Value for the purchase of an annuity (annuitize), at the end of the applicable time period.
The Example also assumes that your investment has a 5% annual rate of return each year and assumes the maximum Underlying Fund Fees and Expenses, the maximum Annual Contract Fee, the maximum Base Contract Expenses and optional benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
1 Year	3 Years	5 Years	10 Years
$10,644	$33,555	$58,811	$133,855

Appendix A: Underlying Funds Available As Investment Options Under the Contracts
The following is a list of Underlying Funds available under the Contracts. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds , which may be amended from time to time and are available on our website mutualofamerica.com/457Funds or you can request this information at no cost by calling 800.574.9267 or by sending an email to mutualofamerica@dfinsolutions.com.
The current expenses and performance information below reflects fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks investment results that correspond to the investment performance of Standard & Poor’s 500® Composite Stock Price Index (the “S&P 500 Index”*)	MoA Equity Index Fund Adviser: Mutual of America Capital Management LLC	0.14%	17.68%	14.52%	14.65%
Equity Fund Seeks to outperform Russell 3000® Index** by investing in a diversified portfolio of primarily common stocks	MoA All America Fund Adviser: Mutual of America Capital Management LLC	0.55%	11.96%	10.91%	11.87%
Equity Fund Seeks capital appreciation	MoA Small Cap Value Fund Adviser: Mutual of America Capital Management LLC	0.85%	2.00%	8.22%	6.53%
Equity Fund Seeks capital appreciation	MoA Small Cap Growth Fund Adviser: Mutual of America Capital Management LLC	0.85%	8.52%	1.75%	8.77%
Equity Fund Seeks investment results that correspond to investment performance of S&P SmallCap 600® Index*	MoA Small Cap Equity Index Fund Adviser: Mutual of America Capital Management LLC	0.25%	5.80%	7.11%		6.41%[2]

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks capital appreciation and, to a lesser extent, current income	MoA Mid Cap Value Fund Adviser: Mutual of America Capital Management LLC	0.70%	2.48%	7.82%	8.10%
Equity Fund Seeks investment results that correspond to investment performance of S&P MidCap 400® Index*	MoA Mid Cap Equity Index Fund Adviser: Mutual of America Capital Management LLC	0.17%	7.28%	8.93%	10.52%
Equity Fund Seeks capital appreciation	MoA International Fund Adviser: Mutual of America Capital Management LLC	0.48%	37.20%	11.10%	9.25%
Equity Fund Seeks capital growth	LVIP American Century Capital Appreciation Fund Adviser: Lincoln Financial Investments Corporation SubAdviser: American Century Investment Management, Inc.	0.57%	6.95%	5.49%		12.13%[3]
Equity Fund Seeks long-term capital appreciation	American Funds Insurance Series New World Fund Adviser: Capital Research and Management Company	0.57%	28.60%	5.59%	9.53%
Equity Fund Seeks long-term capital growth	American Century Small Cap Growth R6	0.78%	9.40%	3.31%	12.60%
Equity Fund Seeks capital appreciation	Nomura VIP® Small Cap Value Series Adviser: Delaware Management Company	0.74%	8.16%	9.26%	9.15%
Equity Fund Seeks to provide long-term growth of capital	DWS Capital Growth VIP Adviser: DWS Investment Management Americas, Inc.	0.49%	12.53%	10.92%	15.29%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks reasonable income and will also consider potential for capital appreciation. Fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500® Index	Fidelity VIP Equity-Income Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.46%	19.02%	12.51%	11.60%
Equity Fund Seeks long-term capital appreciation	Fidelity VIP Contrafund® Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.54%	21.52%	15.37%	15.78%
Equity Fund Seeks long-term growth of capital	Fidelity VIP Mid Cap Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.55%	11.75%	10.10%	10.59%
Equity Fund Seeks long-term growth of capital	Goldman Sachs VIT Small Cap Equity Insights Fund Adviser: Goldman Sachs Asset Management, L.P.	0.82%	16.14%	10.47%	10.84%
Equity Fund Seeks long-term growth of capital and dividend income	Goldman Sachs VIT US Equity Insights Fund Adviser: Goldman Sachs Asset Management, L.P.	0.56%	15.75%	13.81%	13.73%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks capital appreciation	Invesco V.I. Main Street Fund® Adviser: Invesco Advisers, Inc.	0.80%	15.93%	12.47%	12.53%
Equity Fund Seeks capital appreciation	MFS® VIT III Mid Cap Value Portfolio Adviser: MFS	0.79%	5.98%	10.18%	9.95%
Equity Fund Seeks long-term growth of capital by investing primarily in securities of companies that meet Fund’s environmental, social and governance (ESG) criteria	Neuberger Berman Advisers Management Trust Sustainable Equity Portfolio Adviser: Neuberger Berman Investment Advisers LLC	0.87%	13.71%	12.83%	12.94%
Equity Fund Seeks to provide long-term capital growth with income as secondary objective	T. Rowe Price Blue Chip Growth Portfolio Adviser: T. Rowe Price Associates, Inc.	0.75%	18.74%	11.68%	15.54%
Equity Fund Seeks to provide long-term capital appreciation and income	Vanguard Variable Insurance Fund Diversified Value Portfolio® Advisers: Lazard Asset Management LLC and Hotchkis and Wiley Capital Management, LLC	0.28%	16.83%	13.24%	11.76%
Equity Fund Seeks to provide long-term capital appreciation	Vanguard Variable Insurance Fund International Portfolio® Advisers: Baillie Gifford Overseas Ltd. And Schroder Investment Management North America Inc.	0.32%	19.97%	0.62%	10.48%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Real Estate Fund Seeks to provide a high level of income and moderate long-term capital appreciation by tracking performance of a benchmark index that measures performance of publicly traded equity REITs and other real estate-related investments	Vanguard Variable Insurance Fund Real Estate Index Portfolio® Adviser: The Vanguard Group, Inc.	0.26%	3.11%	4.51%	5.08%
Fixed Income Fund Seeks current income to extent consistent with maintenance of liquidity, investment quality and stability of capital	MoA US Government Money Market Fund Adviser: Mutual of America Capital Management LLC	0.23%	4.15%	3.06%	1.96%
Fixed Income Fund Primary investment objective is to produce a high level of current income with secondary investment objective to preserve shareholders’ capital	MoA Intermediate Bond Fund Adviser: Mutual of America Capital Management LLC	0.47%	6.65%	0.74%	2.14%
Fixed Income Fund Seeks current income, with preservation of shareholders’ capital a secondary objective	MoA Core Bond Fund Adviser: Mutual of America Capital Management LLC	0.45%	7.58%	-0.56%	1.92%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Fixed Income Seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements	PIMCO Variable Insurance Trust Real Return Portfolio (Institutional Class) Adviser: Pacific Investment Management Company LLC	1.24%	8.01%	1.36%	3.37%
Fixed Income Fund Seeks to track the performance of a broad, market-weighted bond index	Vanguard Variable Insurance Fund Total Bond Market Index Portfolio® Adviser: The Vanguard Group, Inc.	0.14%	6.94%	-0.51%	1.90%
Balanced Fund Seeks capital appreciation and current income by investing in a diversified portfolio of common stocks, debt securities and money market instruments	MoA Balanced Fund Adviser: Mutual of America Capital Management LLC	0.57%	18.82%	10.50%	10.04%
Balanced Fund Seeks to obtain high total return with reduced risk over the long term by allocating Fund assets among stocks, bonds, and short-term instruments	Fidelity VIP Asset Manager Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.51%	14.98%	5.67%	7.13%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Balanced Fund Seeks to achieve competitive total return through actively managed portfolio of stocks, bonds, and money market instruments which offer income and capital growth opportunity	Calvert VP SRI Balanced Portfolio Adviser: Calvert Research and Management	0.64%	11.48%	8.68%	9.81%
Balanced Fund Seeks current income and, to a lesser extent, capital appreciation	MoA Conservative Allocation Fund Adviser: Mutual of America Capital Management LLC	0.50%	11.06%	4.74%	5.95%
Balanced Fund Seeks capital appreciation and current income	MoA Moderate Allocation Fund Adviser: Mutual of America Capital Management LLC	0.38%	15.40%	7.80%	8.67%
Balanced Fund Seeks capital appreciation and, to a lesser extent, current income	MoA Aggressive Allocation Fund Adviser: Mutual of America Capital Management LLC	0.39%	16.16%	9.14%	10.03%
Balanced Funds Seeks current income consistent with preservation of capital and, to a lesser extent, capital appreciation	MoA Retirement Income Fund Adviser: Mutual of America Capital Management LLC	0.53%	10.53%	4.13%	5.18%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2020 Fund Adviser: Mutual of America Capital Management LLC	0.49%	11.18%	5.11%	6.75%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2025 Fund Adviser: Mutual of America Capital Management LLC	0.44%	12.81%	6.35%	7.88%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2030 Fund Adviser: Mutual of America Capital Management LLC	0.43%	13.85%	7.62%	8.95%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2035 Fund Adviser: Mutual of America Capital Management LLC	0.40%	15.32%	8.84%	9.90%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2040 Fund Adviser: Mutual of America Capital Management LLC	0.37%	16.95%	10.03%	10.61%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2045 Fund Adviser: Mutual of America Capital Management LLC	0.36%	17.70%	10.49%	10.82%

Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/25
			1 year	5 year	10 year	Life of Fund
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2050 Fund Adviser: Mutual of America Capital Management LLC	0.37%	17.82%	10.69%	10.95%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2055 Fund Adviser: Mutual of America Capital Management LLC	0.38%	18.27%	10.86%		11.13%[4]
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2060 Fund Adviser: Mutual of America Capital Management LLC	0.40%	18.45%	11.05%		10.72%[5]
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2065 Fund Adviser: Mutual of America Capital Management LLC	0.49%	18.17%	11.18%		13.74%[6]
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2070 Fund Adviser: Mutual of America Capital Management LLC	0.41%				19.49%[7]

*
“Standard & Poor’s,” “S&P,” “S&P 500”, “S&P MidCap 400” and “S&P SmallCap 600” are trademarks of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and have been licensed for use by Mutual of America Investment Corporation’s Adviser. Standard & Poor’s does not sponsor, endorse, sell or promote the Equity Index Fund, All America Fund, Small Cap Equity Index Fund or Mid-Cap Equity Index Fund. It has no obligation or liability for the sale or operation of the Funds and makes no representations as to the advisability of investing in the Funds.
1
The reported expense ratio for the following funds is net of fee waivers that may not continue: MoA Small Cap Equity Index Fund, MoA Clear Passage 2070 Fund, American Funds Insurance Series New World Fund, Calvert VP SRI Balanced Portfolio, Fidelity VIP Asset Manager Portfolio, all Goldman Sachs VIT Funds, Invesco V.I. Main Street Fund, and MFS VIT III Mid Cap Value Portfolio. Refer to the prospectuses of the Underlying Funds for more information.
2
Since inception date July 2, 2018.
3
Since inception date September 22, 2017.
4
Since inception date October 1, 2016.
5
Since inception date July 2, 2018.
6
Since inception date August 3, 2020.
7
Since inception date May 1, 2025.

Mutual of America Separate Account No. 2
320 Park Avenue, New York, New York 10022-6839
You May Obtain More Information

The Statement of Additional Information (the “SAI”) dated May 1, 2026 contains additional information about this Contract, the Separate Account, and our operations. The SAI has been filed with the SEC and is incorporated by reference into this Prospectus. The SAI is available, without charge, upon request. You may obtain a free copy of the SAI, request other information about the Contracts, or make investor inquiries, by writing to Mutual of America at 320 Park Avenue, New York, NY 10022-6839, or calling us at 800.574.9267.
You may also obtain the Prospectus, SAI and other information free of charge through the Mutual of America Life Insurance Company website at http://www.mutualofamerica.com.
The SEC has a website at http://www.sec.gov. Reports and other information about Separate Account No. 2 are available through that SEC website. You also may obtain copies of reports and other information about the Separate Account, upon your payment of a duplicating fee, by electronic request at this e-mail address: publicinfo@sec.gov.
Investment Company Act of 1940 Act File Number 811-03996
Securities Act of 1933 Registration Number 33-05609
EDGAR Contract identifier C000025765.
Prospectus dated May 1, 2026